                                                                   EXHIBIT 10.30


                              EMPLOYMENT AGREEMENT


          This Employment Agreement (the "Agreement") is made effective as of August 1, 1997, by and between GroupMAC Management Co., a Delaware corporation (the "Company") and Donald L. Luke, an individual with an address of 7400 E. Gainey Club Drive, #122, Scottsdale, Arizona 85258 (the "Employee").

     1. Employment. The Company hereby agrees to employ the Employee and Employee hereby accepts employment with the Company upon the terms and conditions set forth herein.

     2. Term of Employment. This Agreement shall continue in effect for an initial term of three years from the date of this Agreement and shall be extended from year to year thereafter, unless written notice electing not to extend from the Company to Employee, or from Employee to the Company, is delivered not less than 90 days prior to the end of the initial term, or the anniversary of such one-year extension, as applicable.

     3.   Scope of Duties; Representations and Warranties.

     (a) Employee shall be initially employed by the Company as its President and Chief Operating Officer. Subject to consultation with the Chief Executive Officer of the Company and directions, guidelines or policies established by the Board of Directors of the Company, Employee will have the duties and functions set forth on Exhibit A hereto. The Company shall nominate Employee to be elected as a Director and President and Chief Operating Officer of Group Maintenance America Corp.

     (b) So long as he is employed by the Company, Employee shall devote his skill, energy and best efforts to the faithful discharge of his duties as an employee of the Company. In the provision of all services to the Company, Employee shall comply with and follow all directives, policies, standards and regulations from time to time established by the Board of Directors of the Company.

     (c) Employee represents and warrants that he is under no contractual or other restrictions or obligations that will significantly limit his activities on behalf of the Company or that will prohibit or limit the disclosure or use of by Employee of any information directly or indirectly relating to the nature of the Company or the services to be rendered by Employee under this Agreement.

     (d) To the extent they relate to, or result from, directly or indirectly, the actual or anticipated operations of the Company, all patents, trademarks, copyrights, trade secrets and other intellectual property rights, all inventions, whether or not patentable, and any product, drawing, design, recording, writing, literary work or other author's work, in any other tangible form developed in whole or in part by Employee during the term of this Agreement, or otherwise developed, purchased or acquired by the Company, shall be

                                                     Employment Agreement/Page 1
the exclusive property of the Company ("Intellectual Property"), and unless otherwise agreed by the Company, all right, title and interest therein shall remain in the Company.

     (e) Employee shall hold all Intellectual Property and Confidential Information (defined in Section 9 below) in trust for the Company and shall deliver all Intellectual Property and Confidential Information in his possession or control to the Company upon request and, in any event, at the end of his employment with the Company. Employee will promptly disclose to the Company all Confidential Information, as well as any business opportunity that comes to his attention during the term of his employment with the Company. Employee shall not take advantage of or divert any business opportunity for the benefit of himself or any other party without the prior written consent of the Company.

     (f) Employee shall assign and does hereby assign to the Company all property rights that he may now or hereafter have in the Intellectual Property and Confidential Information. Employee shall take such action, including, but not limited to, the execution, acknowledgment, delivery and assistance in preparation of documents, and the giving of testimony, as may be requested by the Company to evidence, transfer, vest or confirm the Company's right, title and interest in the Intellectual Property.

     (g) Employee shall not contest the validity of any invention, any copyright, any trademark or any mask work registration owned by or vesting in the Company under this Agreement.

     (h) The terms and conditions of Sections 3(d), (e), (f) and (g) will survive the termination of this Agreement for any reason whatsoever.

     4.   Compensation.

     (a) During the first year of the term of this Agreement, the Company shall pay Employee a base salary, payable semi-monthly, in equal installments at a rate no less than $150,000.00 per year. In each subsequent year of this Agreement, the Company shall pay to Employee a salary equal to the greater of
(i) his salary for the immediately preceding year or (ii) if determined otherwise by the Board of Directors, a salary determined by the Board of Directors following its annual salary and performance review.

     (b) In respect to the calendar year 1997, Employee shall be entitled to receive such bonus or bonuses as the Board of Directors or the Compensation Committee of the Board of Directors (if so authorized), in its sole discretion, may determine to be payable to Employee. Such bonus or bonuses may be payable in 1997 or 1998.

     (c) Commencing with calendar year 1998, Employee shall be eligible for any annual cash performance bonus instituted for senior management during the term of this Agreement. Current plans are for the Board of Directors of the Company, in its sole discretion, or the Compensation Committee of the Board of Directors, if so authorized, to establish specific annual performance goals for the Company with respect to each calendar year during the term of this Agreement commencing after December 31, 1997.

                                                     Employment Agreement/Page 2

Such goals will be communicated to Employee not later than the end of the first quarter of the applicable calendar year. At the end of each such calendar year, or within a reasonable time thereafter, the Board of Directors of the Company, or the Compensation Committee of the Board of Directors, if so authorized, will review the actual performance of the Company and Employee, giving due consideration to market and other developments outside of the control or influence of Employee and the Company, and based upon the extent to which the applicable annual performance goals have been achieved, will determine the amount of performance bonus payable to Employee with respect to such year. It is anticipated that the cash performance bonus plan will provide for up to 200% of Employee's base salary to be earned as a bonus.

     (d) The Company shall deduct from all payments of salary and other compensation to Employee any taxes that are required to be withheld with respect thereto under applicable federal and state laws.

     5.   Senior Management Stock Options.

     (a) The Company shall grant Employee non-qualified stock options (the "Initial Senior Management Options") to purchase no less than 35,000 shares of the common stock of the Company as presently constituted, at an exercise price of $1.231 per share on the terms set forth in the form of Option Agreement proposed to be executed between the Company and Employee in the form attached hereto as Exhibit B (the "Option Agreement"). Subject to the Option Agreement, the Initial Senior Management Options will vest ratably as of August 1 of the calendar years 1998, 1999 and 2000. The Initial Senior Management Options shall have a term of 10 years from the date of grant, and may be exercised in whole or in part, from time to time, at any time after vesting by the payment of cash or the tender of shares of the Company's Common Stock having a Designated Value equal to the exercise price of the Initial Senior Management Options being exercised, all as set forth in the Option Agreement. Upon the issuance of shares of Common Stock in connection with the exercise of the Initial Senior Management Options and as a condition precedent to receiving certificates representing such Common Stock, Employee shall become a party to that certain Amended and Restated Shareholders Agreement dated April 30, 1997 (the "Shareholder's Agreement"), by executing and delivering (and by causing his spouse to execute and deliver) a counterpart of the Shareholders Agreement provided same is then in effect.

     (b) Commencing with the Company's initial public offering of Common Stock or earlier, if the Board of Directors so elects, and for each partial or full calendar year thereafter during the term hereof, provided Employee is then serving as an employee of the Company, the Company shall grant to Employee options (together with the Initial Senior Management Options, collectively referred to as the "Senior Management Options") to purchase such number of additional shares of Common Stock as the Board of Directors of the Company, or the Compensation Committee of the Board of Directors, if so authorized, may determine, on such terms and conditions as shall be established at such time.
At the initial public offering, Employee shall receive Senior Management Options equal to those given the Chief Executive Officer of the Company. It is currently

                                                     Employment Agreement/Page 3
anticipated that the number of such options (prior to any stock split or reverse stock split) will be between 125,000 and 140,000.

     (c) For purposes hereof, "Designated Value" (i) the average of the closing prices of the Common Stock on the principal market or registered exchange on which the Common Stock is traded (or the average of the closing bid and ask prices, if a single closing price is not reported for such market) on the 10 consecutive trading days next preceding the date for the determination of such value, provided that the stock is then traded on the over-the-counter market or on the NASDAQ System or any registered securities exchange, or (ii) if not publicly traded, the book value per share of the Company as of the end of the calendar quarter next preceding the date of determination of such value.

     (d) The Company shall register under the Securities Act of 1933 and all applicable state securities laws and regulations the shares of Common Stock issuable upon the exercise of the foregoing Senior Management Options in the same manner as shares issuable under any other stock options or stock purchase plans of the Company. Further, the Company shall grant to Employee "demand" or "piggyback" registration rights with respect to all such Senior Management Option shares (to the extent same have not been registered), and all other shares of common stock owned directly or indirectly by Employee or Employee's immediate family, equivalent to the "demand" or "piggyback" registration rights granted under that certain Registration Rights Agreement dated October 24, 1996, by and among Maintenance Specialists of America, Inc., Gordon Cain and other holders of common stock of the Company.

     6.   Fringe Benefits; Expenses.

     (a) So long as Employee is employed by the Company, Employee shall participate in all employee benefit plans sponsored by the Company for its executive employees, including but not limited to vacation policy, sick leave and disability leave, health insurance, dental insurance and pension and/or profit sharing plans; provided, however, that except as provided below, the nature, amount and limitations of such plans shall be determined from time to time by the Board of Directors of the Company.

     (b) The Company will reimburse Employee for all reasonable business expenses incurred by Employee in the scope of his employment in accordance with the Company's standard expense reporting and reimbursement policies.

     (c) Employee shall be entitled to participate in any other stock bonus, stock purchase or stock option plan instituted by the Company for its managers or employees generally in the same manner as any other senior executive officer of the Company, with proper regard and weight given in the issuance of shares or the grant of options for Employee's position (and without consideration of the above Senior Management Options or any shares of the Company otherwise owned by Employee directly or indirectly).

                                                     Employment Agreement/Page 4

     (d) The Company shall make reasonable efforts to provide life insurance payable to Employee's designated beneficiary in an amount at least three times Employee's annual base salary.

     (e) The Company shall make a reasonable effort to maintain disability insurance on behalf of Employee which, as a goal, shall provide for salary continuation in the event of permanent disability in an amount not less than 60% of Employee's regular base salary.

     (f) Employee shall be entitled to a minimum of three weeks paid vacation, increasing to four weeks at August 1, 2000 during each calendar year. Any unused vacation with respect to any calendar year shall lapse and shall not accumulate.

     (g) The Company will pay all license fees, occupation taxes and reasonable educational costs and expenses necessary to maintain Employee's good standing under any required professional licenses.

     (h) The Company shall reimburse Employee for all reasonable costs of relocation to Houston, Texas, from Scottsdale, Arizona, including up to three months' rental expense for temporary living quarters in Houston beginning on the date of this Agreement. Such reimbursement will be grossed-up to cover any income tax liability generated as a result of this Section 6(h).

     7.   Termination.

     (a) This Agreement may be terminated by the Company with or without "Cause" at any time, subject to the terms of this Section 7. Such termination shall be effective upon delivery of written notice to Employee of the Company's election to terminate this Agreement under this Section 7. "Cause" when used in connection with the termination of employment with the Company, shall mean the termination of Employee's employment by the Company by reason of (i) the conviction of Employee of a crime involving moral turpitude by a court of competent jurisdiction as to which no further appeal can be taken; (ii) the proven commission by Employee of an act of fraud upon the Company, (iii) the willful and proven misappropriation of any funds or property of the Company by Employee; (iv) the willful, continued and unreasonable failure by Employee to perform material duties assigned to him and agreed to by him after reasonable notice and opportunity to cure such performance; (v) the knowing engagement by Employee in any direct, material conflict of interest with the Company without compliance with the Company's conflict of interest policy, if any, then in effect; (vi) the knowing engagement by Employee, without the written approval of the Board of Directors of the Company, in any activity that competes with the business of the Company or that would result in a material injury to the Company, or (vii) the knowing engagement in any activity that would constitute a material violation of the provisions of the Company's Insider Trading Policy or Business Ethics Policy, if any, then in effect.

                                                     Employment Agreement/Page 5

     (b) If Employee's employment terminates, unless the Company terminates Employee's employment under this Agreement for Cause or Employee resigns, the Company shall, subject to the terms of Section 7(d) below, and only if and as long as Employee is not in breach of his obligations under this Agreement, pay to Employee an amount equal to 12 months compensation at his then current salary, payable semimonthly, and shall continue to provide benefits in the kind and amounts provided up to the date of termination for said 12 months period including, without limitation, continuation of any Company-paid benefits as described in Section 6 for Employee and his family. Notwithstanding anything in this Agreement to the contrary, in the event Employee's employment terminates within 12 months after (A) a sale of all or substantially all of the assets of the Company, or (B) a merger, consolidation, liquidation, reorganization or any other change of control related to a singular event such as a tender offer involving the Company, the Company shall pay to Employee an amount equal to 36 months compensation at Employee's then current annual salary, payable either in one lump sum or semimonthly as determined by the Company in its sole discretion, and shall continue to provide benefits in the kind and amounts provided up to the date of termination for such 36 month period.

     In the event that this Agreement is terminated by Company without Cause, Employee shall accept, in full settlement of any and all claims, losses, damages and other demands that Employee may have arising out of such termination as liquidated damages and not as a penalty, the applicable amount of which is set out above and Employee will not be required to mitigate the amount of such payments by seeking other employment of otherwise, nor will any profits, income, earnings or other benefits from any source whatsoever create any mitigation, offset, reduction or any other obligation on the part of Employee under this Agreement.

     (c) If at any time during the term of this Agreement, Employee is unable due to physical or mental disability, to perform effectively his duties hereunder, the Company shall continue payment of compensation as provided in
Section 4 during the first 12 month period of such disability to the extent not covered by the Company's disability insurance policies. Upon the expiration of such 12 month period, the Company, at its sole option, may continue payment of Employee's salary for such additional periods as the Company elects, or may terminate this Agreement without any further obligations hereunder.

     (d) If Employee should die during the term of this Agreement, Employee's employment and the Company's obligations hereunder shall terminate as of the end of the month in which Employee's death occurs and there will be no salary and benefit continuation period pursuant to Section 7(b).

     (e) Employee shall enter into any lock-up letters, standstill agreements or other similar documentation required by an underwriter in connection with a public offering of securities by the Company or take other actions reasonably related thereto as requested by the Board of Directors of the Company. If Employee fails to take any such action, Employee shall forfeit any further rights to the payments in Section 7(b) or (c),

                                                     Employment Agreement/Page 6
and the Company can seek and obtain specific performance of such covenant, including any injunction requiring execution thereof. Employee hereby appoints the then current chief executive officer of the Company to sign any such documents on his behalf so long as such documents are prepared on the same basis as other shareholders generally or as all management shareholders.

     8.   Covenant Not to Compete.

     (a) During the term of this Agreement, Employee will not compete with the Company or its affiliates, directly or indirectly, either for himself or as a member of a partnership or as stockholder (except as a stockholder of less than one percent of the issued and outstanding stock of a publicly-held company whose gross assets exceed $100 million), investor, owner, officer or director of a company or other entity, or as an employee, agent, associate or consultant of any person, partnership, corporation or other entity, in any business in competition with that carried on by the Company or any of its affiliates.

     (b) For a period of six months from and after the date of termination of Employee's employment under this Agreement, regardless of the reason for such termination, Employee will neither represent the Company nor engage in or carry on, directly or indirectly, either for himself or as a member of a partnership or as a stockholder (other than as a stockholder of less than one percent of the issued and outstanding stock of a publicly-held company whose gross assets exceed $100 million), investor, owner, officer or director of a company or other entity, or as an employee, agent, associate or consultant of any person, partnership, corporation or other entity, any business in any State of the United States or in any other part of the world that directly competes with any services or products produced, sold, conducted, developed or in the process of development by the Company or its affiliates on the date of termination of Employee's employment. Notwithstanding the foregoing, nothing herein shall prevent Employee from working in the indoor air quality, heating, ventilation and air conditioning or plumbing maintenance services industry, provided that such activities are in areas not in direct competition with any services or products produced, sold, conducted, developed or in the process of development by the Company or its affiliates on the date of termination of Employee's employment.

     (c) Employee acknowledges that the limitations set forth herein on his rights to compete with the Company and its affiliates are reasonable and necessary for the protection of the Company and its affiliates. In this regard, Employee specifically agrees that the limitations to period of time and geographic area, as well as all other restrictions on his activities specified herein, are reasonable and necessary for the protection of the Company and its affiliates. In particular, Employee acknowledges that the parties anticipate that Employee will be actively seeking markets for the Company's products throughout the United States during his employment with the Company.


                                                     Employment Agreement/Page 7

     (d) Employee acknowledges that the remedy at law for any breach by him of this Section 8 will be inadequate and that the Company shall also be entitled to injunctive relief.

     (e) If there shall be any violation of the covenant not to compete set forth in Section 8(a) above, then the time limitation thereof shall be extended for a period of time equal to the period of time during which such violation continues; and in the even the Company is required to seek relief from such violation in any court, board of arbitration or tribunal, then the covenant shall be extended for a period of time equal to the pendency of such proceedings, including all appeals.

     (f) This Agreement shall be construed as a separate agreement covering each separate jurisdiction in which the Company or any of its affiliates has conducted business.

     9. Confidential Information and Results of Services. During the term of this Agreement, and for five years after his termination of employment, Employee shall not make use of or disclose, other than in the discharge and performance of his duties and responsibilities to the Company, Confidential Information (as hereinafter defined) relating to the Company or any of its affiliates and shall return to the Company all written materials in his possession embodying such Confidential Information. For purposes of this Agreement, "Confidential Information" includes information conveyed or assigned to the Company by Employee or conceived, compiled, created, developed, discovered or obtained by Employee from and during his employment relationship with the Company, whether solely by Employee or jointly with others, which concerns the affairs of the Company or its affiliates and which the Company could reasonably be expected to desire be held in confidence, or the disclosure of which would likely be embarrassing, detrimental or disadvantageous to the Company or any of its affiliates and, without limiting the generality of the foregoing, includes information relating to inventions, trade secrets, technologies, algorithms, products, services, finances, business plans, marketing plans, legal affairs, supplier lists, client lists, potential clients, business prospects, business opportunities, personnel assignments, contracts and assets of the Company and information made available to the Company by other parties under a confidential relationship. Confidential Information, however, shall not include information
(i) in the public domain through no wrongful act of Employee, (ii) disclosed to Employee by one not under obligations of confidentiality to the Company or Employee, or (iii) which is required by court or governmental order, law or regulation to be disclosed. Employee acknowledges that the remedy at law for any breach by him of this Section 9 will be inadequate and that the Company shall also be entitled to injunctive relief.

     10. Notice. All notices, requests, demands and other communications required by or permitted under this Agreement shall be in writing and shall be sufficiently delivered if delivered by hand, by courier service, or sent by registered or certified mail, postage prepaid, to the parties at their respective addresses listed below:

     (a) If to Employee, to the address set out in the beginning of this Agreement;


                                                     Employment Agreement/Page 8

     (b)  If to the Company:

     Group Maintenance America Corp.
     1800 West Loop South, Suite 1375
     Houston, Texas  77027

     Either party may change such party's address by such notice to the other parties.

     11. Assignment. This Agreement is personal to Employee, and he shall not assign any of his rights or delegate any of his duties hereunder without the prior written consent of the Company. Neither Employee nor his spouse shall have the right to commute, encumber or otherwise dispose of any payments under this Agreement. The Company shall have the right to assign this Agreement to a successor in interest in connection with a merger, sale of substantially all assets, or the like; provided however, that an assignment of this Agreement to an entity with operations, products or services outside of the industries in which the Company is then active shall not be deemed to expand the scope of Employee's covenant not to compete with such operations, products or services without Employee's written consent.

     12. Survival. The provisions of this Agreement shall survive the termination of Employee's employment hereunder in accordance with their terms.

     13. Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of Texas without regard to the choice-of-law provisions thereof.

     14. Binding Upon Successors. This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective heirs, legal representatives, successors and permitted assigns.

     15. Entire Agreement. This Agreement constitutes the entire agreement between the Company and Employee with respect to the terms of employment of Employee by the Company and supersedes all prior agreements and understandings, whether written or oral, between them concerning such terms of employment.

     16.  Waiver and Amendments; Cumulative Rights and Remedies.

     (a) This Agreement may be amended, modified or supplemented, and any obligations hereunder may be waived, only by a written instrument executed by the parties hereto. The waiver by either party of a breach of any provision of this Agreement shall not operate as a waiver of any subsequent breach.

     (b) No failure on the part of any party to exercise, and no delay in exercising, any right or remedy hereunder shall operate as a waiver hereof, nor shall any single or partial exercise of any such right or remedy by such party preclude any other or further exercise thereof or the exercise of any other right or remedy. All rights and remedies

                                                     Employment Agreement/Page 9
hereunder are cumulative and are in addition to all other rights and remedies provided by law, agreement or otherwise.

     (c) Employee's obligations to the Company and the Company's rights and remedies hereunder are in addition to all other obligations of Employee and rights and remedies of the Company created pursuant to any other agreement.

     17. Construction. Each party to this Agreement has had the opportunity to review this Agreement with legal counsel. This Agreement shall not be construed or interpreted against any party on the basis that such party drafted or authored a particular provision, parts of or the entirety of this Agreement.

     18. Severability. If any provision or provisions of this Agreement is held to be invalid, illegal or unenforceable by any court of law or otherwise, the remaining provisions of this Agreement shall nevertheless continue to be valid, legal and enforceable as though the invalid or unenforceable parts had not been included therein. In addition, in such event the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible with respect to those provisions that are held to be invalid, illegal or unenforceable.

     IN WITNESS WHEREOF, the Company and Employee have executed this Agreement under seal on the date first above written.

                                    GROUP MAC MANAGEMENT CO., a
                                    Delaware corporation


                                    By:  /s/ J. Patrick Millinor, Jr.
                                       -----------------------------------
                                             J. Patrick Millinor, Jr.
                                             President


                                    EMPLOYEE:



                                         /s/ Donald M. Luke
                                       -----------------------------------
                                         Donald L. Luke

                                                    Employment Agreement/Page 10

                                   EXHIBIT A

                              DUTIES AND FUNCTIONS

     Employee will report to the Chief Executive Officer and serve as a member of the Board. He will serve as the senior Operations professional, and as a result, all operating companies will report directly to him as displayed in the attached organization chart as the same may be changed by the Chief Executive Officer and/or Board of Directors of the Company. His principle responsibility will be to begin to build a cohesive operating unit out of the acquired companies, directing them to achieve maximum financial results. While preserving the local identities of each company, he will begin to implement programs that offer synergies in both operating efficiencies and cost savings across a broad range of functions such as finance, insurance and purchasing. Simultaneously, he should develop a "best practices" program that will impact areas such as training, safety and quality. Working with the existing management at the company level, the Chief Operating Officer will over time need to put into place a succession management plan at each company. He will also focus on increasing market share through cross-marketing and other initiatives.

     The Chief Operating Officer will be responsible for working closely with other senior management, including finance, legal and acquisitions. Given the growth strategy of the Company, he will assist in both identifying and conducting due diligence on acquisition targets. Finally, as a member of senior management, he will be a key participate in all strategic and tactical matters affecting the Company.

                                                    Employment Agreement/Page 11